Exhibit 10.71

FISHER SCIENTIFIC INTERNATIONAL INC.
SEVERANCE PLAN FOR KEY EMPLOYEES

The Company hereby adopts, as of the Effective Date, the Fisher Scientific International Inc. Severance Plan for Key Employees for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions stated herein. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to certain employees of the Company by providing certain employees with severance protection in the event of certain terminations of employment following a Change in Control. The Plan is intended to constitute a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of ERISA.

SECTION 1.     DEFINITIONS. As used herein:

SECTION 1.1    "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

SECTION 1.2     "Annual Base Salary" means an Eligible Employee's annual base salary as in effect immediately prior to the Change in Control (excluding bonuses, commissions, premium pay and similar compensation) or any higher annual base salary which may be established for the Eligible Employee following the Change in Control; provided, however, that the Annual Base Salary shall be determined without taking into account any reduction in salary effected due to the Eligible Employee's participation in the Company's Restricted Stock Unit Purchase Program under the Company's 2005 Equity and Incentive Plan.

SECTION 1.3     "Auditor" means the Company's independent auditor immediately prior to the Change in Control.

SECTION 1.4     "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

SECTION 1.5     "Board" means the Board of Directors of the Company.

SECTION 1.6     "Cause" shall have the meaning set forth in the Eligible Employee's employment or other agreement with the Company or any Affiliate, provided that if the Eligible Employee is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Cause, then Cause shall mean (i) the willful and continued failure of the Eligible Employee to perform substantially the Eligible Employee's duties with the Company or the Affiliate then employing the Eligible Employee (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Eligible Employee by the Company that specifically identifies the alleged manner in which the Eligible Employee has not substantially performed the Eligible Employee's duties, or (ii) the willful engaging by the Eligible Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Eligible Employee, shall be considered "willful" unless it is done, or omitted to be done, by the Eligible Employee in bad faith or without reasonable belief that the Eligible Employee's action or omission was in the best interests of the Company or the Affiliate then employing the Eligible Employee.

SECTION 1.7     A "Change in Control" shall be deemed to have occurred on the first date following the Effective Date upon which an event set forth in any one of the following paragraphs shall have occurred:

(i)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than twenty five percent (25%) of the combined voting power of the Company's then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph below; or

(ii)
the following individuals cease for any reason to constitute a majority of the number of directors then serving as members of the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended by such directors; or

(iii)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than twenty five percent (25%) of the combined voting power of the Company's then outstanding securities;

(iv)
the stockholders of the Company approve a plan of liquidation or dissolution of the Company or there is consummated an agreement for the sale or other disposition, directly, or indirectly, by the Company of all or substantially all of the Company's assets, other than such sale or other disposition by the Company of all or substantially all of the Company's assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale and other than a sale; or

(v)	the Board otherwise determines that a Change in Control has occurred.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred pursuant to clauses (i) - (iv) above by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

SECTION 1.8     "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

SECTION 1.9     "Company" means Fisher Scientific International Inc. and (except for determining whether a Change in Control has occurred) any successors thereto.

SECTION 1.10     "Effective Date" means May 7, 2006.

SECTION 1.11     "Eligible Corporate Employee" means any Eligible Employee identified on Attachment 1 as an Eligible Corporate Employee.

SECTION 1.12     "Eligible Employee" means any key employee of the Company or an Affiliate who is identified on Attachment 1 as an Eligible Employee and who executes a Notice, in the form determined by the Plan Administrator. Notices may be delivered by the Plan Administrator prior to the occurrence of a Change in Control and once executed by the Eligible Employee may not be revoked or amended without the Eligible Employee's written consent.

SECTION 1.13     "Eligible Operational Employee" means any Eligible Employee identified on Attachment 1 as an Eligible Operational Employee.

SECTION 1.14     "ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

SECTION 1.15     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

SECTION 1.16     "Excise Tax" means any excise tax imposed under Section 4999 of the Code.

SECTION 1.17     "Good Reason" shall have the meaning set forth in the applicable Notice to the Eligible Employee. An Eligible Employee must assert Good Reason within the sixty (60) day period following becoming aware of the event or circumstance constituting Good Reason. No event or circumstance shall constitute Good Reason unless it occurs on or following a Change in Control.

SECTION 1.18     "Gross-Up Payment" shall have the meaning set forth in Section 3.1.

SECTION 1.19     "Key Employee" means any Eligible Employee described in Section 409A(a)(2)(B)(i) of the Code.

SECTION 1.20     "Notice" shall mean a Notice delivered to an Eligible Employee by the Plan Administrator and executed by the Eligible Employee indicating the employee's selection for participation in the Plan and the extent and certain terms and conditions of such participation as contemplated by the Plan. The Plan Administrator shall deliver such Notice as soon as practicable following the Eligible Employee's selection for participation in the Plan.

SECTION 1.21     "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

SECTION 1.22     "Plan" means the Fisher Scientific International Inc. Severance Plan for Key Employees as set forth herein, as it may be amended from time to time.

SECTION 1.23     "Plan Administrator" means the person or persons, who may be employees of the Company, appointed from time to time by the Board to administer the Plan which appointment may be revoked at any time by the Board, provided, however, that following a Change in Control, the Plan Administrator at the time of the Change in Control must consent to any subsequent revocation or change in appointment, which such consent may not be unreasonably withheld.

SECTION 1.24     "Pro Rata Bonus" shall be the amount equal to the Eligible Employee's Target Bonus, pro-rated for the period of the Eligible Employee's employment with the Company or an Affiliate during the fiscal year in which the Severance Date occurs, but without giving effect to any reduction in the bonus due to the Eligible Employee's participation in the Restricted Stock Unit Purchase Program under the Company's 2005 Equity and Incentive Plan.

SECTION 1.25     "Release" shall mean the Release attached hereto as Attachment 2.

SECTION 1.26     "Severance" means (A) the termination of an Eligible Corporate Employee's employment with the Company and its Affiliates on or within eighteen months following the date of a Change in Control or (B) the termination of an Eligible Operational Employee's employment with the Company and its Affiliates on or within twenty-four months following the date of a Change in Control in either case (i) by the Company or an Affiliate other than for Cause or (ii) by the Eligible Employee for Good Reason. Notwithstanding the foregoing, an Eligible Employee will not be considered to have incurred a Severance if his employment is discontinued by reason of the Eligible Employee's death or a physical or mental condition causing such Eligible Employee's inability to substantially perform his duties with the Company or the Affiliate then employing the Eligible Employee, if such condition entitles him to benefits under any long-term disability income policy or program of the Company or an Affiliate.

SECTION 1.27     "Severance Date" means the date on or after the date of the Change in Control on which an Eligible Employee incurs a Severance.

SECTION 1.28     "Severance Multiplier" shall mean the Severance Multiplier set forth in a Notice to the Eligible Employee from the Plan Administrator.

SECTION 1.29     "Severance Pay" means the payment determined pursuant to Section 2.1 hereof.

SECTION 1.30     "Severance Period" shall mean the number of months equal to the product of (a) 12 and (b) the applicable Severance Multiplier.

SECTION 1.31     "Severed Employee" is an Eligible Employee (including any Key Employee) who incurs a Severance.

SECTION 1.32     "Target Bonus" means an Eligible Employee's target bonus for the year in which the Change in Control occurs or any higher target which may be established for the Eligible Employee following the Change in Control; provided, however, that the Target Bonus shall be determined without taking into account any reduction in target bonus effected due to the Eligible Employee's participation in the Company's Restricted Stock Unit Purchase Program under the Company's 2005 Equity and Incentive Plan.

SECTION 1.33     Tax Counsel" means tax counsel selected by the Auditor. To the extent possible (as determined by the Auditor), there shall be a single Tax Counsel for the Plan.

SECTION 1.34     "Total Payments" means any payment or benefit (other than the Gross-Up Payment) received in connection with a Change in Control or the termination of an Eligible Employee's employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement.

SECTION 2.  SEVERANCE PAY AND BENEFITS.

SECTION 2.1     Subject to Section 2.5, each Severed Employee shall be entitled to receive (i) Severance Pay in an amount set forth in the Notice ("Severance Pay"); and (ii) the Pro Rata Bonus. Severance Pay and the Pro-Rata Bonus shall be paid to an eligible Severed Employee in a cash lump sum, as soon as practicable following the Revocation Date (as such term is defined in the Release), but in no event later than ten (10) business days immediately following the Revocation Date. In addition to the foregoing, each Severed Employee shall not be required to repay to the Company or an Affiliate any relocation or signing bonus payment which might otherwise by repayable to the Company or an Affiliate upon a termination of employment, notwithstanding the terms of any other contract or agreement between the Severed Employee and the Company or an Affiliate.

SECTION 2.2     Subject to Section 2.5 hereof, during the Severance Period, the Company shall provide health, vision, dental and life insurance benefits to each Severed Employee and his eligible dependants that are substantially similar to those provided to the Severed Employee and his eligible dependents immediately prior to the Severance Date, at no greater after tax cost to the Severed Employee than the after tax cost to the Severed Employee immediately prior to the Severance Date; provided, however, that the Company shall have no further obligation to provide the Severed Employee or his eligible dependents benefits under this Section 2.2 beginning on the day the Severed Employee first obtains medical coverage pursuant to subsequent employment; and further provided that such benefits shall in no event be provided beyond the date following which the provision of such benefits would be subject to additional tax or penalties under Section 409A of the Code. The Severed Employee will promptly notify the Company in writing of such subsequent employment.

SECTION 2.3     The Company shall provide outplacement benefits with a value up to $20,000, or such greater amount to which such Severed Employee is entitled pursuant to an applicable offer letter or other agreement with the Company or an Affiliate.

SECTION 2.4     Any equity based awards granted to an Eligible Employee (including any Severed Employee) shall be treated in the manner set forth in the applicable plan and agreement; provided, however that if the Eligible Employee has been granted an award under the Company's 2005 Equity and Incentive Plan, the provisions of Section 8(d) of such plan shall be superseded by the provisions of Section 3 hereof.

SECTION 2.5     Notwithstanding anything in the Plan to the contrary, the receipt by a Severed Employee of benefits under Section 2 of the Plan shall be conditioned on the execution by the Severed Employee of the Release and the failure of the Severed Employee to revoke such Release. In addition, as a condition to the receipt of benefits or payments hereunder, each Severed Employee shall be required, upon the Company's reasonable request, to cooperate with the Company for a period of 30 days following Severance Date with respect to transitioning the Severed Employee's duties, provided that such services shall be provided at such time and place as may be selected by the Severed Employee and in a manner that does not interfere with the Severed Employee's subsequent employment or other business endeavors.

SECTION 3   EXCISE TAXES.

SECTION 3.1     In the event that any portion of the Total Payments will be subject to the Excise Tax, the Company shall pay to the Eligible Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

SECTION 3.2     For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of Tax Counsel, such payments or benefits (in whole or in part) do not constitute parachute payments, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Eligible Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Eligible Employee's residence on the Severance Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

SECTION 3.3     In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Eligible Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Eligible Employee), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Eligible Employee 's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Eligible Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Eligible Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

SECTION 3.4     Notwithstanding anything in this Section 3 to the contrary, the Plan administrator shall make such arrangements as it shall deem equitable and appropriate in the event of an Eligible Employee who is not a United States taxpayer in the event of the imposition of the Excise Tax or similar tax on such employee.

SECTION 4.  PLAN ADMINISTRATION.

SECTION 4.1     The Plan shall be interpreted, administered and operated by the Plan Administrator, who shall have the authority to prescribe, amend and rescind rules and regulations relating to the Plan, to designate Eligible Employees and to make all other determinations necessary or advisable for the administration of the Plan.

SECTION 4.2     In the event of a claim by an Eligible Employee as to the amount or timing of any payment or benefit, such Eligible Employee shall present the reason for his claim in writing to the Plan Administrator. The Plan Administrator shall, within sixty (60) days after receipt of such written claim, send a written notification to the Eligible Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Eligible Employee may appeal the denial of his claim. In the event an Eligible Employee wishes to appeal the denial of his claim, he may request a review of such denial by making application in writing to the Plan Administrator within sixty (60) days after receipt of such denial. Such Eligible Employee (or his duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Plan Administrator shall notify the Eligible Employee of the final decision. The final decision (subject to Section 6.3) shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

SECTION 4.3     The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

SECTION 4.4     The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel (which may be the Company's general counsel) and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 5.  PLAN MODIFICATION OR TERMINATION.

          The Plan may be amended or terminated by the Board at any time; provided, however, that except as required by law, the Plan may not be amended or terminated within (i) the one year period following the Effective Date or (ii) at any time following a Change in Control, in either case in a manner that would (or could reasonably be expected to) adversely affect the rights of Eligible Employees under the Plan without the express written consent of each Eligible Employee so affected. No Eligible Employees may be removed from the list set forth on Attachment 1 following the execution by the Eligible Employee of such employee's Notice.

SECTION 6.  GENERAL PROVISIONS.

SECTION 6.1     Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be subject to, any obligation or liability of such Eligible Employee. When a payment is due under the Plan to an Eligible Employee who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

SECTION 6.2     If the Company or an Affiliate is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or an Affiliate is obligated by law to provide advance notice of separation, then any Severance Pay paid to a Severed Employee hereunder shall be reduced (but not below zero) by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any salary or wages received by the Severed Employee after the Company or an Affiliate provided notice of separation according to Section 6.4 hereof. To the extent that the Company or its Affiliates have an obligation to provide benefits following termination of employment, such benefits shall not be provided hereunder to the extent that to do so would result in duplication of such benefits. Except as specifically set forth in the preceding sentence, amounts payable hereunder shall not be subject to mitigation or offset.

SECTION 6.3     The provisions of the Plan (including Section 4.2) shall not be construed as prohibiting an Eligible Employee from commencing an action, suit or proceeding in any court of competent jurisdiction with respect to such Eligible Employee's rights under the Plan. If the Company and the Eligible Employee become involved in any such action, suit or proceeding, the Company shall reimburse the Eligible Employee for all reasonable expenses (including reasonable attorney's fees) incurred by the Eligible Employee in connection with such action, suit or proceeding provided that the Eligible Employee does not commence such action, suit or proceeding in bad faith. Such costs shall be paid to such Eligible Employee promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses. Determinations of the Plan Administrator shall not be entitled to deference in the event of any action or proceeding described in this Section 6.3 regarding the Plan.

SECTION 6.4     All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after timely delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The address for the Company shall be as follows: Plan Administrator, Severance Plan, Fisher Scientific International, Inc., Liberty Lane, Hampton, New Hampshire 03842. The address for each Eligible Employee shall be the address on file with the Company, unless the Eligible Employee notifies the Company of another address in accordance with this Section 6.4.

SECTION 6.5     Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or an Affiliate, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

SECTION 6.6     The Company shall be entitled to withhold from amounts to be paid to an Eligible Employee hereunder any federal, state or local withholding or other taxes which it is from time to time required by law to withhold. Notwithstanding any provision to the contrary herein, the payment of any Severance Pay payable hereunder to a Key Employee shall be delayed until the earliest date upon which such payment may be made without resulting in the imposition of an additional tax or penalty under Section 409A of the Code; provided, however that such delay shall only apply to the extent the Company reasonably determines (upon the advice of counsel) that such delay is required under Section 409A of the Code.

SECTION 6.7     If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions herein, and the Plan shall be construed and enforced as if such provisions had not been included.

SECTION 6.8     The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company.

SECTION 6.9     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and, whenever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

SECTION 6.10     The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under the Plan.

SECTION 6.11     The Plan shall be construed and enforced according to the laws of the State of Delaware without reference to its choice of law rules.